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| [LOGO]                                      | COOPERS & LYBRAND L.L.P.
| COOPERS                                     |
| & LYBRAND                                   | a professional services firm



                                                                    Exhibit 19.3

                         Independent Accountant's Report


Fleet National Bank,
  as Owner Trustee
One Federal Street
Boston, MA  02106-2197
Attention: Chi Ma

State Street Bank and Trust Company,
  as Indenture Trustee
Corporate Trust Department
Two International Place
Boston, MA  02110
Attention: James Schultz


We have examined management's assertion that Nellie Mae, Inc. (the "Company") complied, in all material respects, with terms and conditions of Section 2.3 of the Administration Agreement between the Company, Nellie Mae Education Loan Trust, State Street Bank and Trust Company and Fleet National Bank (the "Agreement") as of December 31, 1996 and for the period from July 12, 1996 through December 31, 1996, included in the accompanying Report of Management on Compliance. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants, and accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures we considered necessary under the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with the specified requirements.

In our opinion, management's assertion that the Company complied, in all material respects, with the terms and conditions of Section 2.3 of the Agreement, as of December 31, 1996 and for the period from July 12, 1996 to December 31, 1996, is fairly stated, in all material respects.


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This report is intended solely for your information and is not to be referred to or distributed for any purpose to anyone who is not authorized to receive such information as specified in the Agreement. However, this report is a matter of public record as a result of being included as an exhibit to the Annual Report on Form 10-K filed with the Securities and Exchange Commission for Nellie Mae Education Loan Trust.


                                      /s/ Coopers and Lybrand L.L.P.



March 28, 1997